CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Jacob Funds, Inc. and to the use of our report dated October 30, 2017 on the financial statements and financial highlights of Jacob Internet Fund, Jacob Small Cap Growth Fund, and Jacob Micro Cap Growth Fund, each is a series of shares of beneficial interest in Jacob Funds, Inc. Such financial statements and financial highlights appear in the August 31, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
December 29, 2017